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Exhibit 10.47

Modification Agreement

        THIS MODIFICATION AGREEMENT (the "Modification Agreement") is dated as of January 2, 2003, and is by and among Nashville Broadcasting Limited Partnership, a Tennessee limited partnership ("Nashville, L.P."), Nashville License Holdings, LLC, a Delaware limited liability company, ("License Holdings" and together with Nashville, L.P., the "Lambert Entities") and Sinclair Television of Nashville, Inc., a Tennessee corporation ("Sinclair").

        WHEREAS, certain combinations of the parties to this Modification Agreement, as specified below, are parties the following agreements, each of which is dated as of May 1, 2002: Option Agreement for Purchase of Non-License Assets, between Nashville, L.P. and Sinclair (the "Non-License Option"); Option Agreement for Purchase of License Assets, between the Lambert Entities and Sinclair (the "License Option"); Put Agreement for Purchase of Non-License Assets, between Nashville, L.P. and Sinclair (the "Non-License Put"); Put Agreement for Purchase of License Assets, between the Lambert Entities and Sinclair (the "License Put") and Servicing Agreement, between the Lambert Entities and Sinclair (the "Servicing Agreement"); and

        WHEREAS, Nashville, L.P. has borrowed certain amounts under that certain Revolving Credit Agreement, dated as of October 19, 1998, as amended (the "Credit Agreement") with the Lenders referred to therein (the "Lenders") and Union Bank of California, N.A. ("Union Bank"), as agent for the Lenders; and

        WHEREAS, Nashville is required to repay all amounts borrowed under the Credit Agreement, together with accrued but unpaid interest thereon (the "Pay-Off Amount") on or before December 2, 2002; and

        WHEREAS, in order to make funds available to Nashville, L.P. to allow it to meet its payment obligations under the Credit Agreement and to pay taxes, Sinclair is prepared to pay certain amounts to Lambert, L.P., as a non-refundable advance against the purchase price which would be due upon the closing of a sale of assets as a result of the exercise of the Non-License Option or the Non-License Put; and

        WHEREAS, the parties desire to amend the Non-License Option and the Non-License Put to memorialize the advance payment being made by Sinclair; and

        WHEREAS, to better reflect the intent of the parties and to ensure compliance of the arrangement contemplated by the Servicing Agreement with the rules and regulations of the Federal Communications Commission (the "FCC") as recently further defined in certain letters issued by the FCC, the Lambert Entities and Sinclair desire to amend certain provisions of the Servicing Agreement, the Non-License Option, the License Option, the Non-License Put and the License Put.

        NOW, THEREFORE, IN CONSIDERATION OF the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    On or before January 2, 2003, Sinclair shall pay to Nashville, L.P. the sum of Eighteen Million Dollars ($18,000,000) as a non-refundable deposit (the "Deposit") against either the "Non-License Assets Option Exercise Price" (as specified and defined in the Non-License Option) or the "Non-License Assets Put Exercise Price (as specified and defined in the Non-License Put), as applicable. Upon the termination of both the Non-License Option and the Non-License Put in accordance with the terms thereof, Nashville, L.P. shall be permitted to retain the Deposit; provided, Nashville L.P. shall be required to immediately refund the Deposit to Sinclair in the event such termination results from the default by either of the Lambert Entities of any obligation under any of the Non-License Option, the License Option, the Non-License Put, the License Put and/or the Servicing Agreement.

        2.    Section 9.2(b)(i) of each of the Non-License Option and the License Option shall be deleted in its entirety and in each case replaced with the following: "Option Holder fails to make any payment required under Section 2.3(a) when required and such default was not cured within thirty (30) days after Grantor delivers written notice thereof to Option Holder"

        3.    Section 9.2(b)(iii) of each of the Non-License Option and the License Option shall be deleted in its entirety.

        4.    Clause (i) of Section 22.b. of the Servicing Agreement shall be deleted in its entirety.

        5.    Section 2.3(c) of each of the Non-License Option and the Non-License Put shall be amended by inserting the following phrase immediately after the first reference therein to either the "Non-License Assets Option Exercise Price" or the "Non-License Assets Put Exercise Price," as applicable: "less the amount of the deposit paid pursuant to that certain Modification Agreement, dated January 2, 2003, between the parties hereto and Nashville License Holdings, LLC."

        6.    Section 2.3(e) of the Non-License Put shall be amended by inserting the following proviso at the end thereof: "provided the amount to be paid hereunder shall be reduced by the amount of the deposit paid pursuant to that certain Modification Agreement, dated January 2, 2003, between the parties hereto and Nashville License Holdings, LLC."

        7.    The Deposit shall be paid in immediately available funds by wire transfer as follows: (a) the Pay-Off Amount (as specified in writing by Union Bank) to an account specified by Union Bank and (b) the excess of the Deposit over the Pay-Off Amount to an account specified by Nashville, L.P.

        8.    Section 5.2 of each of the Non-License Option and the License Option shall be amended by inserting the following proviso at the end of the first sentence thereof: "provided, nothing herein shall restrict Grantor from entering into any contract or commitment or incurring any obligation in connection with the acquisition of programming to be broadcast on the Station."

        9.    Section 5.2 of the Non-License Put shall be amended by inserting the following proviso at the end of the first sentence thereof: "provided, nothing herein shall restrict NBLP from entering into any contract or commitment or incurring any obligation in connection with the acquisition of programming to be broadcast on the Station."

        10.  Section 5.2 of the License Put shall be amended by inserting the following proviso at the end of the first sentence thereof: "provided, nothing herein shall restrict Put Holder from entering into any contract or commitment or incurring any obligation in connection with the acquisition of programming to be broadcast on the Station."

        11.  Section 5.a.(ii) of the Servicing Agreement shall be amended by deleting the parenthetical phrase contained therein in its entirety and replacing such deleted language with the following: "(or such greater number of employees as may be determined by Lambert in its sole discretion, whether or not required by any change in applicable law)."

        12.  Section 2.a.(i) of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

  "(i)  Initial Fee. In consideration for the execution, delivery, and performance by Lambert of this Agreement and the right to sell all advertising time on the Licensee Station during the Initial Term, STN shall pay to NBLP during the Initial Term (as defined in Section 3 of this Agreement) a fee (the "Initial Fee") for each calendar month equal to (a) Fifteen Thousand Dollars ($15,000), plus (b) the amount of any out-of-pocket expenses of the types described on Schedule 2.a. that are actually incurred during such calendar month by Lambert in the operation of the Licensee Station (the "Out-of-Pocket Expenses") in accordance with this Agreement, plus (c) twenty-five percent (25%) of Licensee Station's Broadcast Cash Flow (as defined in Section 2.a.(iv) of this Agreement during such calendar month; provided, no amount shall be due under clause (c) of this Section 2.a.(i) with respect to any month unless the Broadcast Cash Flow of the Licensee Station during the period from May 1, 2002 through the end of such month is at least equal to the cumulative amount of payments made to Lambert under clause (a) of this Section 2.a.(i) prior thereto; provided further, the percentage of Broadcast Cash Flow to be paid to Lambert pursuant to clause (c) of this Section 2.a.(i) shall be reduced from twenty-five percent (25%) to ten percent (10%) with respect to the excess, in any month, of Broadcast Cash Flow over Fifty Thousand Dollars ($50,000).

        13.  Section 2.a. (ii) of the Servicing Agreement shall be amended by deleting the phrase "not to exceed a maximum of Thirty-Three Thousand Four Hundred Forty-Four Dollars ($33,444.00)" set forth therein.

        14.  Section 2.a. (iii) of the Servicing Agreement shall be amended by deleting all references therein to "Interest Expense."

        15.  Section 2.a.(iv) of the Servicing Agreement shall be amended by deleting the first sentence in its entirety and replacing such deleted language with "Within seventy-five (75) days following the end of each calendar month during the term of this Agreement, STN will prepare and deliver to Lambert a report (the "BCF Report") setting forth STN's calculation of the Broadcast Cash Flow of the Licensee Station for such calendar month."

        16.  Nashville, L.P. covenants and agrees that during the term of the Non-License Option, the License Option and/or the Servicing Agreement, on and after the date hereof, it shall not incur any indebtedness for borrowed money or guaranty or otherwise assume any liability for such obligations of others.

        17.  License Holdings covenants and agrees that during the term of the Non-License Put, the License Put and/or the Servicing Agreement, on and after the date hereof, it shall not pledge any of its assets to secure any indebtedness for borrowed money, or guaranty or otherwise assume any liability for such obligations of others.

        18.  Except as explicitly set forth herein, each of the Non-License Option, the License Option, the Non-License Put, the License Put and/or the Servicing Agreement shall remain in full force and effect without modification thereto.

        19.  Each of the provisions of Section 11.2-11.9 of the Non-License Option is hereby incorporated herein, mutatis mutandis.

[Signatures begin on following page]

        IN WITNESS WHEREOF, this Modification Agreement has been executed as of the date first written above.

NASHVILLE BROADCASTING LIMITED PARTNERSHIP
By:	/s/ Nashville Broadcasting Limited Partnership Name Title
NASHVILLE LICENSE HOLDINGS, L.L.C.
By:	/s/ Nashville License Holdings, L.L.C. Name Title
SINCLAIR TELEVISION OF NASHVILLE, INC.
By:	/s/ Sinclair Television of Nashville, Inc. Name Title

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  Exhibit 10.47
Modification Agreement